Exhibit 99.1

NEWS

Park City Group Announces
Temporary Waiver of Trading Window Blackout Policy

PARK CITY, Utah – December 12, 2008 – Park City Group, Inc. (OTCBB: PCYG), a developer of patented retail supply chain solutions and services, today announced that its board of directors has approved a temporary waiver of its stock trading window blackout policy that applies to directors, officers and employees. Under the temporary waiver, directors, officers and employees will be permitted to purchase or sell securities of Park City Group, during what otherwise would be a blackout period, provided they are not in possession of material non-public information relating to Park City Group. The board has taken this step in light of conditions in the financial and stock markets, which have resulted in what Park City Group believes is a significant and unwarranted drop in the trading price of its shares.

The blackout policy restricts the ability of Park City Group’s directors, officers and employees to purchase or sell securities of Park City Group during prescribed periods. The temporary waiver of the blackout policy is effective for one year unless earlier reinstated by the board. Park City Group’s directors, officers, employees and others remain unable to purchase or sell securities of Park City Group if they are in possession of material non-public information relating to Park City Group.

As announced in September, Park City Group is in the process of completing the acquisition of Prescient Applied Intelligence, Inc. (OTCBB: PPID), which it will operate as a wholly owned subsidiary.  This accretive acquisition, projected to close during the first calendar quarter, is projected to provide:

•	Significant increase in recurring subscription based revenues

•	Increase in Park City Group total revenues from $3.3 million to $12 million

•	Substantially increased EBITDA to approx. 15% of revenue

•	Synergies of product and service offerings

•	Strong future revenue growth opportunities within the combined customer base, and

•	Economies of scale in business operations and development costs

o	Identified $4 million in annualized cost reduction measures

▪	Of which $3 million have already been taken and will be reflected over the next several quarters

About Park City Group
Park City Group, Inc. develops and markets patented computer software and consulting services that help retailers and their suppliers to increase sales while reducing inventory and labor costs -- the two largest, controllable expenses. The technology has its genesis in the operations of Mrs. Fields Cookies, co-founded by Randy Fields, chief executive officer of Park City Group. Industry-leading customers such as The Home Depot, Victoria’s Secret, The Limited, Anheuser Busch Entertainment and Tesco Lotus benefit from Park City Group software. To find out more about Park City Group, please visit www.parkcitygroup.com.

PR Contact:	IR Contact:
Courtney Behrens, Park City Group	Terri MacInnis, Bibicoff & MacInnis, Inc.
610.719.1600 x332 cbehrens@prescient.com	818.379.8500 terri@bibimac.com